UNITED STATES
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WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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Ensco plc

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Ensco plc 6 Chesterfield Gardens London, England W1J 5BQ www.enscoplc.com	Press Release
Ensco plc Reports Third Quarter 2018 Results

Rowan Merger Announced
Highest-Specification Drillships ENSCO DS-9 and ENSCO DS-12 Awarded New Contracts
New Contracts Secured for ENSCO 8503, ENSCO 8504 and ENSCO 8505
High-Specification, Harsh Environment Jackups ENSCO 121 and ENSCO 122 Win Additional Work

London, England, 30 October 2018 … Ensco plc (NYSE: ESV) today reported a loss of $0.33 per share for third quarter 2018 compared to a loss of $0.08 per share a year ago.

Several items influenced these comparisons:

•	$7 million or $0.01 per share loss from a bargain purchase gain adjustment related to the Atwood acquisition included in third quarter 2018 other expense

•
$3 million or $0.01 per share of transaction costs related to the Atwood acquisition and planned merger with Rowan, of which $2 million is included in contract drilling expense and $1 million in general and administrative expense, compared to $6 million or $0.02 per share of transaction costs related to the Atwood acquisition included in third quarter 2017 general and administrative expense

•	$8 million or $0.02 per share of discrete tax benefit in third quarter 2018 tax provision compared to $3 million or $0.01 per share of discrete tax expense in third quarter 2017 tax provision

Adjusted for the items noted above, the loss was $0.33 per share in third quarter 2018 compared to a loss of $0.05 per share a year ago.

Chief Executive Officer and President Carl Trowell said, “Earlier this month, we announced a planned merger with Rowan, which will create an industry leader in offshore drilling across all water depths that will be well-positioned to better serve customers and capitalize on future growth opportunities. Our combined rig fleet will contain many of the industry's highest-specification assets and, coupled with meaningful synergies, provide our shareholders with even greater upside to improving market conditions as the industry recovery continues gaining momentum."

Mr. Trowell added, "Higher levels of customer demand have led to new contracts and extensions for several rigs in our fleet across a range of water depths and geographies. ENSCO DS-9 and ENSCO DS-12, two of our highest-specification drillships, were awarded contracts in South America and West Africa respectively. We also won new contracts for versatile semisubmersibles ENSCO 8503 and ENSCO 8505 in the Gulf of Mexico along with sister rig ENSCO 8504 offshore Japan. Further, contract awards for high-specification, harsh environment jackups ENSCO 121 and ENSCO 122 in the North Sea demonstrate a clear customer preference for high-quality rigs that can deliver the greatest efficiencies for their offshore well programs.”

Third Quarter Results

Revenues decreased to $431 million in third quarter 2018 from $460 million a year ago primarily due to the sale of three rigs that operated in the year-ago period and a decline in the average day rate to $129,000 from $166,000 in third quarter 2017. This was partly offset by the addition of legacy Atwood rigs and newbuilds ENSCO DS-10, ENSCO 140 and ENSCO 141 to the active fleet. Reported utilization increased to 58% from 55% in third quarter 2017.

Contract drilling expense increased to $327 million in third quarter 2018 from $286 million a year ago primarily due to the addition of 11 legacy Atwood rigs and three newbuild rigs, partly offset by the sale of three rigs that operated in third quarter 2017.

Depreciation expense increased to $121 million in third quarter 2018 from $108 million a year ago due to the addition of the Atwood rigs and three newbuilds to the active fleet, partly offset by lower depreciation expense for assets that incurred impairment charges in fourth quarter 2017. General and administrative expense declined to $25 million from $30 million a year ago mostly due to transaction costs related to the Atwood acquisition in the year-ago period.

Other expense increased to $78 million in third quarter 2018 from $40 million a year ago mostly due to higher interest expense and an adjustment to the bargain purchase gain from the Atwood acquisition. Interest expense in third quarter 2018 was $72 million, net of $15 million of interest that was capitalized, compared to interest expense of $48 million in third quarter 2017, net of $25 million of interest that was capitalized. The increase in interest expense was due to the issuance of new senior notes during first quarter 2018 and higher revolving credit facility commitment fees, partly offset by interest savings from debt repurchases. The year-to-year comparison was also influenced by a $7 million loss arising from a bargain purchase gain adjustment during third quarter 2018 as noted above.

Tax expense was $23 million in third quarter 2018, consistent with the year-ago period. Excluding discrete tax items, tax expense increased by $11 million as compared to the prior-year period primarily due to U.S. tax reform and an increase in the relative components of our earnings generated in higher tax rate jurisdictions, partly offset by lower income levels.

Segment Highlights

Floaters
Floater revenues decreased to $242 million in third quarter 2018 from $292 million a year ago primarily due to a decline in average day rates to $239,000 from $334,000 in third quarter 2017 and the sale of ENSCO 6001, which operated in the prior-year period. Third quarter 2018 revenues included $30 million from acquired Atwood rigs and a full quarter of operations for ENSCO DS-10 following the commencement of its maiden contract earlier this year. Reported utilization of 46% was consistent with the year-ago period. Adjusted for uncontracted rigs and planned downtime, operational utilization was 97% compared with 99% a year ago.

Contract drilling expense increased to $176 million in third quarter 2018 from $139 million a year ago. The year-on-year increase was due to the addition of $37 million of costs from six legacy Atwood floaters and ENSCO DS-10 joining the active fleet, partly offset by the sale of ENSCO 6001.

Jackups
Jackup revenues increased to $173 million in third quarter 2018 from $153 million a year ago primarily due to a six percentage point increase in reported utilization to 66%. The addition of newbuilds ENSCO 140 and ENSCO 141 to the active fleet also contributed to higher year-on-year revenues. These items were partly offset by the sale of two rigs that operated in the prior-year period and a decline in average day rates to $80,000 from $88,000 a year ago. Adjusted for uncontracted rigs and planned downtime, operational utilization was 98% compared with 99% a year ago.

Contract drilling expense increased to $136 million in third quarter 2018 from $133 million a year ago. The addition of two newbuild rigs and five legacy Atwood jackups to the active fleet was largely offset by lower costs following the sale of two jackup rigs.

Other
Other is composed of managed drilling rigs. Revenues increased to $16 million from $15 million in third quarter 2017, while contract drilling expense increased to $15 million from $14 million a year ago.

	Third Quarter
(in millions of $, except %)	Floaters			Jackups			Other			Reconciling Items		Consolidated Total
	2018	2017	Chg	2018	2017	Chg	2018	2017	Chg	2018	2017	2018	2017	Chg
Revenues	241.8	291.9	(17)%	173.3	153.1	13%	15.8	15.2	4%	—	—	430.9	460.2	(6)%
Operating expenses
Contract drilling	175.6	139.1	26%	136.4	132.9	3%	15.1	13.8	9%	—	—	327.1	285.8	14%
Depreciation	77.8	72.7	7%	39.3	31.6	24%	—	—	—	3.5	3.9	120.6	108.2	11%
General and admin.	—	—	—	—	—	—	—	—	—	25.1	30.4	25.1	30.4	(17)%
Operating income (loss)	(11.6)	80.1	nm	(2.4)	(11.4)	nm	0.7	1.4	nm	(28.6)	(34.3)	(41.9)	35.8	nm
Financial Position — 30 September 2018

•	$2.1 billion of contracted revenue backlog excluding bonus opportunities

•	$2.6 billion of liquidity

•	$0.6 billion of cash and short-term investments
•$2.0 billion available revolving credit facility

•	No debt maturities until third quarter 2020 and only $236 million of debt maturing before 2024

•	$5.0 billion of long-term debt

•	$8.3 billion of Ensco shareholders' equity

•	35% net debt-to-capital ratio (net of $0.6 billion of cash and short-term investments)

Ensco will conduct a conference call to discuss third quarter 2018 results at 9:00 a.m. CDT (10:00 a.m. EDT and 2:00 p.m. London) on Tuesday, 30 October 2018. The call will be webcast live at www.enscoplc.com. Alternatively, callers may dial 1-855-239-3215 within the United States or +1-412-542-4130 from outside the U.S. Please ask for the Ensco conference call. It is recommended that participants call 20 minutes ahead of the scheduled start time. Callers may avoid delays by pre-registering to receive a dial-in number and PIN at http://dpregister.com/10123332.

A webcast replay and transcript of the call will be available at www.enscoplc.com. A replay will also be available through 30 November 2018 by dialing 1-877-344-7529 within the United States or +1-412-317-0088 from outside the U.S. (conference ID 10123332).

Ensco plc (NYSE: ESV) brings energy to the world as a global provider of offshore drilling services to the petroleum industry. For more than 30 years, the company has focused on operating safely and going beyond customer expectations. Ensco is ranked first in total customer satisfaction in the latest independent survey by EnergyPoint Research – the eighth consecutive year that Ensco has earned this distinction. Operating one of the newest ultra-deepwater rig fleets and a leading premium jackup fleet, Ensco has a major presence in the most strategic offshore basins across six continents. Ensco plc is an English limited company (England No. 7023598) with its corporate headquarters located at 6 Chesterfield Gardens, London W1J 5BQ. To learn more, visit our website at www.enscoplc.com.

Forward-Looking Statements

Statements included in this document regarding the proposed transaction with Rowan Companies plc, benefits, expected synergies and other expense savings and operational and administrative efficiencies, opportunities, timing, expense and effects of the transaction, financial performance, accretion to cash flows, revenue growth, credit ratings or other attributes of Ensco plc following the completion of the transaction and other statements that are not historical facts, are forward-looking statements (including within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”)). Forward-looking statements include words or phrases such as "anticipate," "believe," "contemplate," "estimate," "expect," "intend," "plan," "project," "could," "may," "might," "should," "will" and words and phrases of similar import. These statements involve risks and uncertainties including, but not limited to, actions by regulatory authorities, rating agencies or other third parties, actions by the respective companies’ security holders, costs and difficulties related to integration of Ensco and Rowan, delays, costs and difficulties related to the transaction, market conditions, and Ensco’s financial results and performance following the completion of the transaction, satisfaction of closing conditions, ability to repay debt and timing thereof, availability and terms of any financing and other factors detailed in the risk factors section and elsewhere in Ensco’s and Rowan’s Annual Report on Form 10-K for the year ended December 31, 2017 and their respective other filings with the Securities and Exchange Commission (the "SEC"), which are available on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. All information in this document is as of today. Except as required by law, both Ensco and Rowan disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.
Important Additional Information Regarding the Transaction Will Be Filed with the SEC
In connection with the proposed transaction, Ensco and Rowan will file a definitive joint proxy statement on Schedule 14A with the SEC. Ensco and Rowan intend that the proposed transaction will be implemented by means of a court-sanctioned scheme of arrangement between Rowan and Rowan’s shareholders under the UK Companies Act 2006, as amended, in which case the issuance of Ensco’s ordinary shares in the proposed transaction would not be expected to require registration under the Securities Act, pursuant to an exemption provided by Section 3(a)(10) under the Securities Act. In the event that Ensco determines to conduct an acquisition of Rowan pursuant to an offer or otherwise in a manner that is not exempt from the registration requirements of the Securities Act, it will file a registration statement with the SEC containing a prospectus with respect to Ensco’s ordinary shares that would be issued in the proposed transaction. INVESTORS AND SECURITY HOLDERS OF ENSCO AND ROWAN ARE ADVISED TO CAREFULLY READ THE JOINT PROXY STATEMENT (WHICH WILL INCLUDE AN EXPLANATORY STATEMENT IN RESPECT OF ANY SCHEME OF ARRANGEMENT OF ROWAN, IN ACCORDANCE WITH THE REQUIREMENTS OF THE UK COMPANIES ACT 2006) AND ANY REGISTRATION STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION, THE PARTIES TO THE TRANSACTION AND THE RISKS ASSOCIATED WITH THE TRANSACTION. A definitive joint proxy statement and any registration statement/prospectus, as applicable, will be sent to security holders of Ensco and Rowan in connection with the Ensco and Rowan shareholder meetings. Investors and security holders may obtain a free copy of the joint proxy statement (when available), any registration statement/prospectus, and other relevant documents filed by Ensco and Rowan with the SEC from the SEC's website at www.sec.gov. Security holders and other interested parties will also be able to obtain, without charge, a copy of the joint proxy statement, any registration statement/prospectus, and other relevant documents (when available) by directing a request by mail or telephone to either Investor Relations, Ensco plc, 5847 San Felipe, Suite 3300, Houston, Texas 77057, telephone 713-789-1400, or Investor Relations, Rowan Companies plc, 2800 Post Oak Boulevard, Suite 5450, Houston, Texas 77056, telephone 713-621-7800. Copies of the documents filed by Ensco with the SEC will be available free of charge on Ensco’s website at www.enscoplc.com under the tab “Investors.” Copies of the documents filed by Rowan with the SEC will be available free of charge on Rowan’s website at www.rowan.com/investor-relations.
Participants in the Solicitation
Ensco and Rowan and their respective directors, executive officers and certain other members of management may be deemed to be participants in the solicitation of proxies from their respective security holders with respect to the transaction. Information about these persons is set forth in Ensco's proxy statement relating to its 2018 General Meeting of Shareholders and Rowan’s proxy statement relating to its 2018 General Meeting of Shareholders, as filed with the SEC on March 30, 2018 and April 3, 2018, respectively, and subsequent statements of changes in beneficial ownership on file with the SEC. Security holders and investors may obtain additional information regarding the interests of such persons, which may be different than those of the respective companies' security holders generally, by reading the joint proxy statement, any registration statement and other relevant documents regarding the transaction, which will be filed with the SEC.
No Offer or Solicitation
This document is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.
Service of Process
Ensco and Rowan are incorporated under the laws of England and Wales. In addition, some of their respective officers and directors reside outside the United States, and some or all of their respective assets are or may be located in jurisdictions outside the United States. Therefore, investors may have difficulty effecting service of process within the United States upon those persons or recovering against Ensco, Rowan or their respective officers or directors on judgments of United States courts, including judgments based upon the civil liability provisions of the United States federal securities laws. It may not be possible to sue Ensco, Rowan or their respective officers or directors in a non-U.S. court for violations of the U.S. securities laws.
Investor & Media Contacts:        Nick Georgas
Senior Director - Investor Relations and Communications
713-430-4607

Tim Richardson
Manager - Investor Relations
713-430-4490

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2018	2017	2018	2017

OPERATING REVENUES	$430.9	$460.2	$1,306.4	$1,388.8

OPERATING EXPENSES
Contract drilling (exclusive of depreciation)	327.1	285.8	996.6	855.2
Depreciation	120.6	108.2	356.5	325.3
General and administrative	25.1	30.4	79.1	86.9
	472.8	424.4	1,432.2	1,267.4

OPERATING INCOME (LOSS)	(41.9)	35.8	(125.8)	121.4

OTHER INCOME (EXPENSE)
Interest income	3.6	7.5	10.5	22.3
Interest expense, net	(72.2)	(48.1)	(213.5)	(167.0)
Other, net	(9.1)	.2	(30.2)	(6.6)
	(77.7)	(40.4)	(233.2)	(151.3)

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(119.6)	(4.6)	(359.0)	(29.9)

PROVISION FOR INCOME TAXES	23.3	23.4	66.4	66.8

LOSS FROM CONTINUING OPERATIONS	(142.9)	(28.0)	(425.4)	(96.7)

DISCONTINUED OPERATIONS, NET	—	(.2)	(8.1)	(.4)

NET LOSS	(142.9)	(28.2)	(433.5)	(97.1)

NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(2.1)	2.8	(2.6)	.5

NET LOSS ATTRIBUTABLE TO ENSCO	$(145.0)	$(25.4)	$(436.1)	(96.6)

LOSS PER SHARE - BASIC AND DILUTED
Continuing operations	$(0.33)	$(0.08)	$(0.99)	$(0.32)
Discontinued operations	—	—	(0.02)	—
	$(0.33)	$(0.08)	$(1.01)	$(0.32)
WEIGHTED-AVERAGE SHARES OUTSTANDING - BASIC AND DILUTED	434.4	301.2	434.0	300.9

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	September 30,	December 31,
	2018	2017
	(unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$196.0	$445.4
Short-term investments	434.0	440.0
Accounts receivable, net	348.5	345.4
Other	404.0	381.2
Total current assets	1,382.5	1,612.0
PROPERTY AND EQUIPMENT, NET	12,731.6	12,873.7
OTHER ASSETS	104.5	140.2
	$14,218.6	$14,625.9

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES	$535.8	$758.5
LONG-TERM DEBT	5,002.6	4,750.7
OTHER LIABILITIES	390.0	386.7
TOTAL EQUITY	8,290.2	8,730.0
	$14,218.6	$14,625.9

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended September 30,

	2018	2017

OPERATING ACTIVITIES
Net loss	$(433.5)	$(97.1)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities of continuing operations:
Depreciation expense	356.5	325.3
Deferred income tax expense	44.9	34.5
Share-based compensation expense	31.7	31.3
Amortization, net	(30.7)	(56.2)
Loss on debt extinguishment	19.0	2.6
Loss from discontinued operations, net	8.1	.4
Gain on bargain purchase	(1.8)	—
Other	(5.3)	(18.6)
Changes in operating assets and liabilities	(71.1)	(2.6)
Net cash provided by (used in) operating activities of continuing operations	(82.2)	219.6
INVESTING ACTIVITIES
Maturities of short-term investments	675.0	1,412.7
Purchases of short-term investments	(669.0)	(1,040.0)
Additions to property and equipment	(378.7)	(474.1)
Other	10.0	2.6
Net cash used in investing activities of continuing operations	(362.7)	(98.8)
FINANCING ACTIVITIES
Proceeds from issuance of senior notes	1,000.0	—
Reduction of long-term borrowings	(771.2)	(537.0)
Debt issuance costs	(17.0)	(5.5)
Cash dividends paid	(13.4)	(9.4)
Other	(4.7)	(4.5)
Net cash provided by (used in) financing activities	193.7	(556.4)
Net cash provided by (used in) discontinued operations	2.5	(.4)
Effect of exchange rate changes on cash and cash equivalents	(.7)	.7
DECREASE IN CASH AND CASH EQUIVALENTS	(249.4)	(435.3)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	445.4	1,159.7
CASH AND CASH EQUIVALENTS, END OF PERIOD	$196.0	$724.4

ENSCO PLC AND SUBSIDIARIES
OPERATING STATISTICS
(Unaudited)

	Third Quarter		Second Quarter
	2018	2017	2018

Rig Utilization(1)

Floaters	46%	46%	53%
Jackups	66%	60%	66%
Total	58%	55%	61%

Average Day Rates(2)

Floaters	$239,196	$334,218	$237,513
Jackups	79,921	88,272	78,408
Total	$128,581	$165,623	$135,343

(1)
Rig utilization is derived by dividing the number of days under contract by the number of days in the period. Days under contract equals the total number of days that rigs have earned and recognized day rate revenue, including days associated with early contract terminations, compensated downtime and mobilizations. When revenue is earned but is deferred and amortized over a future period, for example when a rig earns revenue while mobilizing to commence a new contract or while being upgraded in a shipyard, the related days are excluded from days under contract.

For newly-constructed or acquired rigs, the number of days in the period begins upon commencement of drilling operations for rigs with a contract or when the rig becomes available for drilling operations for rigs without a contract.

(2)
Average day rates are derived by dividing contract drilling revenues, adjusted to exclude certain types of non-recurring reimbursable revenues, lump-sum revenues and revenues attributable to amortization of drilling contract intangibles, by the aggregate number of contract days, adjusted to exclude contract days associated with certain mobilizations, demobilizations, shipyard contracts and standby contracts.

Non-GAAP Financial Measures (Unaudited)
To supplement Ensco’s condensed consolidated financial statements presented on a GAAP basis, this press release provides investors with adjusted loss per share from continuing operations, adjusted EBITDA and net debt, which are non-GAAP measures.
We believe that adjusted loss per share from continuing operations provides meaningful supplemental information regarding the company's performance by excluding certain charges that may not be indicative of Ensco’s ongoing operating results. This allows investors and others to better compare financial results across accounting periods and to those of peer companies, and to better understand the long-term performance of our business.
Ensco defines "Adjusted EBITDA" as net income (loss) before income (loss) from discontinued operations, other income (expense), income tax expense (benefit), interest expense, depreciation, amortization, loss on impairment, (gain) loss on asset disposals, transaction costs and significant non-recurring items. Adjusted EBITDA is a non-GAAP measure that our management uses to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers. We believe that this measure is useful to investors and analysts in allowing for greater transparency of our core operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies.
Net debt is defined as long-term debt less cash and short-term investments. We review net debt as part of our overall liquidity, financial flexibility, capital structure and leverage, and believe that this measure is useful to investors as part of their assessment of our business.
Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

Adjusted Loss Per Share
The table below reconciles loss per share, as calculated in accordance with GAAP, to adjusted loss per share for the quarters ended September 30, 2018 and 2017.

DILUTED LOSS PER SHARE RECONCILIATION(1):	Three Months Ended September 30,

	2018		2017
	Loss from continuing operations attributable to Ensco shares(2)	Loss per share from continuing operations	Loss from continuing operations attributable to Ensco shares(2)	Loss per share from continuing operations
As reported	$(145.2)	$(0.33)	$(25.3)	$(0.08)
Adjustments:
Reduction to bargain purchase gain	6.5	0.01	—	—
Transaction costs	3.4	0.01	5.5	0.02
Discrete tax items	(7.9)	(0.02)	3.2	0.01
Adjusted	$(143.2)	$(0.33)	$(16.6)	$(0.05)

(1)	No adjustments have been made to loss per share from discontinued operations for the three-month periods ended September 30, 2018 and 2017.

(2)
Net loss from continuing operations attributable to Ensco shares is calculated as net loss from continuing operations attributable to Ensco adjusted for net income allocated to participating securities under the two-class method of $200,000 and $100,000 for the three-month periods ended September 30, 2018 and 2017, respectively. Net loss from continuing operations attributable to Ensco excludes income attributable to noncontrolling interest of $2.1 million and loss attributable to noncontrolling interest of $2.8 million for the three-month periods ended September 30, 2018 and 2017, respectively.

Reconciliation of Net Loss to Adjusted EBITDA
A reconciliation of net loss as reported to Adjusted EBITDA for the quarters ended September 30, 2018 and 2017 is included in the tables below (in millions):

	Three Months Ended September 30,
	2018	2017

Net loss	$(142.9)	$(28.2)
Less:
Loss from discontinued operations, net	—	(.2)
Loss from continuing operations	(142.9)	(28.0)
Add:
Income tax expense	23.3	23.4
Interest expense	72.2	48.1
Other (income) expense	5.5	(7.7)
Operating income (loss)	(41.9)	35.8
Add:
Depreciation expense	120.6	108.2
Amortization, net (1)	(6.3)	(19.3)
Gain on asset disposals	(2.1)	(.5)
Transaction costs	3.4	5.5
Adjusted EBITDA	$73.7	$129.7

(1)
Amortization, net, includes amortization during the indicated period for deferred mobilization revenues and costs, deferred capital upgrade revenues, deferred certification costs, intangible amortization and other amortization.